EXHIBIT 10.15

Framework Agreement
on
Cooperation in Research and Development of Stability Technology for Offset Printing
Machines and New Technologies

Party A: DuoYuan Digital Printing Technology Industry (China) Co., Ltd.

Party B: Beijing Aeronautic Manufacturing Technology Research Institute

DuoYuan Digital Printing Technology Industry (China) Co., Ltd (“Party A”) is a wholly owned foreign venture engaged in digital printing and printing equipment and products, which has sound management, production and marketing resources and has particularly achieved remarkable results in the production and marketing of printing machines.

Beijing Aeronautic Manufacturing Technology Research Institute (“Party B”) is a nationally known mechanical and electrical product technology development center, which owns strong research and development capabilities and particularly possesses a leading position and represents the advanced level in such specialized domains as advanced electrical processing, special welding, manufacturing of structures made of compound materials, metal plate forming, machinery connection and assembling, and non-destructive detection. Both parties reach into the following Cooperation Agreement (the “Agreement”) based on friendly negotiation:

1.	Both parties agree to carry out extensive cooperation with each other in the research and development of stability technology for offset printing machines and new technologies.

2.
Party A agrees to provide Party B for free with 1 prototype offset printing machine for use by Party B for research and experiment purposes and Party B agrees to keep Party A duly informed of the research progresses it has made using the prototype machine supplied by Party A.

3.
Party A agrees to provide certain amount of funds to support further effort of Party B for researching stability technology for offset printing machines and new technologies, and is willing to act as the base for transformation and industrialization of the results of mechanical and electrical product stability research of Party B and provide all possible and necessary conditions in that regard, with specific implementing measures to be separately discussed and determined.

4.
Party B agrees to carry out pertinent research of mechanical and electrical product stability effect in the near future using the prototype offset printing machine supplied by Party A after making necessary improvements to the machine or imitating the configuration of the prototype machine and to prioritize Party A when considering transfer of its research results.

5.
Party B agrees to act as the technology supporter of Party A and further carry out the research and development of offset printing machine stability technology and new technologies with the support of Party A, with the specific implementing measures to be separately discussed and determined.

Party A: /s/ DuoYuan Digital Printing Technology Industry (China) Co., Ltd.	Party B: /s/ Beijing Aeronautic Manufacturing Technology Research Institute

Address: #3 Jinyuan Road, Daxing Industrial Development Zone, Beijing	Address: North of Baliqiao, Chaoyang District, Beijing

Contact Person: Han Shuyue	Contact Person: Liu Feifei

Person in Charge: Wang Jing’an	Person in Charge: Zhong Min Lin

Date: May 16, 2005	Date: May 16, 2005